EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NATO Selects American Science and Engineering, Inc. X-Ray Inspection
Systems for Integrated Checkpoint Security

$13 Million Contract to Deliver Combination of Cargo, Parcel, and Personnel X-Ray
Inspection Systems

BILLERICA, Mass. — November 28, 2006 — American Science and Engineering, Inc. (NASDAQ: ASEI) (AS&E®), a leader in X-ray detection technology, announced today that it has been selected by North Atlantic Treaty Organization (NATO) to deliver multiple cargo, parcel, and personnel X-ray inspection systems. After a highly competitive procurement process, NATO awarded the $13 million contract to AS&E to deploy the OmniView™ Gantry cargo and vehicle inspection system, the Z Portal™ multi-view cargo and vehicle screening system, multiple Gemini™ parcel inspection systems, and multiple SmartCheck™ personnel screening systems at a strategic security checkpoint.

“NATO’s selection of AS&E X-ray systems is another example of our proprietary technology gaining adoption for mission critical scenarios,” said Anthony R. Fabiano, President and CEO of AS&E. “NATO will utilize AS&E’s full range of inspection products to integrate security and heighten detection capability at a strategic checkpoint. In combination, the OmniView Gantry, Z Portal, SmartCheck, and Gemini systems will be deployed for the highest screening capability for cargo, vehicles, personnel, and their baggage and parcels. Each system is uniquely designed to provide superior detection, while maximizing safety and high-throughput. We are confident that AS&E’s X-ray inspection systems will provide the ultimate security solution for this very important client.”

OmniView Gantry: Unmatched Detection Capabilities
The OmniView Gantry System provides 6 MeV high-energy transmission inspection for high penetration into inspected objects plus Z® Backscatter™ X-ray technology for imaging cargo. The combination of technologies delivers the most reliable means of detecting contraband and threatening materials, such as weapons and explosives hidden in cargo containers, tankers, and large vehicles.

Z Portal: High-throughput, Multi-View Detection Capability
The recently introduced Z Portal is a multi-view, drive-through inspection system capable of scanning cars, vans, trucks, and their cargo for concealed threats and contraband. The Z Portal produces photo-like images, and highlights organic contraband, such as explosives, drugs, stowaways, and alcohol. With its compact design, the Z Portal system is ideal for high-traffic locations with space constraints and a high-throughput requirement. The Z Portal system is safe for drivers, operators, cargo, and the environment and can be configured with up to three Z Backscatter imaging modules to provide a left, right, and top-down view of the vehicles under examination. The relocatable screening system is available in two sizes — one for large trucks, buses, and cargo vehicles, and a smaller size for passenger vehicles.

SmartCheck: Assuring Privacy
AS&E’s SmartCheck system is the industry’s most comprehensive personnel X-ray screening system that clearly displays all types of threats and contraband concealed on a person, while ensuring their safety and privacy. The system displays both organic and inorganic materials revealing objects such as guns and knives, plastic and liquid explosives, composite weapons, and other hidden threats and contraband.  To eliminate privacy concerns, SmartCheck is equipped with unique software to protect the privacy of screened persons, while still effectively displaying threats.

Gemini: Unique Combination of Dual-Energy  and  Z Backscatter
Gemini is the first conventional parcel inspection system on the market to combine dual-energy transmission and proprietary Z Backscatter X-rays, allowing operators to obtain the most information about the contents of a parcel. Operators simultaneously view two images, a Z Backscatter image and a dual-energy image, dramatically increasing the likelihood of finding illegal materials hidden in parcels.

About AS&E®
American Science and Engineering, Inc. (AS&E) is the leading worldwide supplier of innovative X-ray inspection and screening systems. With more than 45 years experience in developing advanced X-ray security systems, the Company’s product line utilizes a variety of technologies including patented Z® Backscatter™, Shaped Energy™ and Radioactive Threat Detection (RTD) These technologies offer superior detection of threats including plastic explosives, plastic weapons, illegal drugs, other contraband, dirty bombs and nuclear devices. AS&E offers a complete range of X-ray inspection products including Z® Backscatter screening systems, CargoSearch™, and ParcelSearch™ inspection systems, used for critical detection and security applications to combat terrorism, drug and weapon smuggling, trade fraud, and illegal immigration. AS&E customers include leading governmental agencies, border authorities, military bases, airports and corporations worldwide, including the U.S. Department of Homeland Security, U.S. Department of Defense, U.S. Customs and Border Protection, Royal Thai Police, HM Customs & Excise (U.K.) and Hong Kong Customs. For more information on AS&E products and technologies, please visit www.as-e.com.

Public Relations Contact:
Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc
978-440-8392	978-262-8700
dana@redjavelin.com	lberman@as-e.com

Safe Harbor Statement. The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions or delays in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; and the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth, and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.